Exhibit 2.3

                               EXCHANGE AGREEMENT

           This Exchange Agreement (the "Agreement") is entered into as of April 1, 2004, between LensCard Corporation, a Delaware corporation ("LCC"), and PSACo, Inc., a Delaware corporation (the "Company").

                                    RECITALS

           WHEREAS, LCC wishes to transfer its interest in certain assets as set forth herein in exchange for common stock of the Company and the Company wishes to issue its common stock in exchange for such assets;

           WHEREAS, the transactions contemplated by this Agreement are part of a series of integrated, mutually dependent transactions, which are set forth in the transaction documents listed on Exhibit A attached hereto;

                                    AGREEMENT

           NOW, THEREFORE, for good and valid business purposes and in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

           1. Issuance of Shares. As of the Effective Time (as defined in
Section 3 below), the Company hereby issues to LCC, and LCC hereby acquires from the Company, 25,000 shares of the common stock of the Company (the "Shares"), in exchange for the consideration set forth in Section 2 below.

           2. Consideration; Assignment. As of the Effective Time, as consideration for the Shares, LCC hereby transfers, conveys, assigns and delivers to the Company its entire right, title and interest in and to the PSA Assets, as defined in that certain Exchange Agreement, dated as of the date hereof, by and among LCC on the one hand and Alan Finkelstein, Bradley D. Ross and Michael Paradise, individuals, on the other hand.

           3. Effective Time. The "Effective Time" is defined as that date which is two (2) business days before the date on which the merger described in that certain Agreement of Merger dated as of the date hereof, by and between LensCard International Limited, a British Virgin Islands International Business Company, and LCC is consummated and is effective.

           4. Share Certificate. At the Effective Time, the Company shall deliver to LCC a certificate (the "Share Certificate") evidencing the Shares. The Share Certificate shall bear substantially the following legend:

                     "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT AN EXEMPTION THEREFROM IS AVAILABLE."

           5. Representations of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute and deliver this Agreement to sell and issue the Shares. When the Shares are delivered and sold in accordance with this Agreement, they will be, free and clear of all liens and other encumbrances, duly and validly issued, fully paid and non-assessable.

           6. Representations of LCC. LCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. LCC has all requisite corporate power and authority to execute and deliver this Agreement. LCC has good and marketable title to the PSA Assets free of liens or encumbrances that do not individually or in the aggregate materially impair the Company's use thereof or materially detract from the value of the PSA Assets. LCC is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. LCC is purchasing the Shares for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933. LCC understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, LCC must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. LCC acknowledges that the Company has no obligation to register or qualify the Shares for resale. LCC further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside of LCC's control, and which the Company is under no obligation and may not be able to satisfy.

           This Agreement has been executed by the parties as of the date first above written.

Company:                                        LCC:

PSA Co, Inc.                                    LensCard Corporation


By: /s/ Bradley Ross                            By: /s/ Alan Finkelstein
    ---------------------------                         --------------------
       Name:         Bradley D. Ross            Name:  Alan Finkelstein
       Title:        President                  Title:  Chief Executive Officer


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                                    EXHIBIT A

              INTEGRATED, MUTUALLY DEPENDENT TRANSACTION DOCUMENTS

1. Exchange Agreement, by and among LCC, on the one hand, and Ross, Finkelstein and Michael Paradise (collectively, the "PSA Owners"), on the other hand, pursuant to which the PSA Owners will transfer all of their rights, title and interests in and to the US Future Payments and the International Future Payments (each as defined therein), to LCC in exchange for an aggregate of 5,500,000 newly issued shares of LCC common stock.

2. Agreement of Merger, by and between LCI and LCC, pursuant to which LCI will merge with and into LCC.

3. Exchange Agreement, by and among LCC, on the one hand, and LCUS and each of the members of LCUS, on the other hand, pursuant to which the LCUS members will transfer their LCUS membership interests in their entirety to LCC, in exchange for an aggregate of 1,000,000 shares of LCC common stock.